Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
The Board of Directors
Mistras Group, Inc.:

We consent to the incorporation by reference in the registration statements (Nos. 333-164688 and 333-217047) on Form S-8 of Mistras Group, Inc. and subsidiaries of our report dated March 14, 2018, with respect to the consolidated balance sheets of Mistras Group, Inc. and subsidiaries as of December 31, 2017 and 2016, and the related consolidated statements of (loss) income, comprehensive income (loss), equity, and cash flows for the year ended December 31, 2017, the seven month transition period ended December 31, 2016, and each of the years in the two-year period ended May 31, 2016, and the related notes (collectively, the “consolidated financial statements”), and the effectiveness of internal control over financial reporting as of December 31, 2017, which report appears in the December 31, 2017 Annual Report on Form 10‑K of Mistras Group, Inc.
Our report includes an explanatory paragraph indicating that management excluded from its assessment of the effectiveness of the Company’s internal control over financial reporting as of December 31, 2017, internal control over financial reporting associated with three entities acquired during 2017, associated with total assets of 4.0% and total revenues of 2.6% included in the consolidated financial statements of the Company as of and for the year ended December 31, 2017. Our audit of internal control over financial reporting of the Company also excluded an evaluation of the internal control over financial reporting of these entities.

/s/ KPMG LLP
Short Hills, New Jersey
March 14, 2018